INVESTMENT ADVISORY AGREEMENT

     AGREEMENT, made as of this 3rd day of April, 2000, between VANGUARD EXPLORER FUND, a Delaware business trust (the "Fund"), and Grantham, Mayo, Van Otterloo & Co. LLC, a Massachusetts limited liability corporation ("Adviser").

     WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund desires to retain Adviser to render investment advisory services to certain assets of the Fund which the Board of Trustees of the Fund determines to assign to Adviser (referred to in this Agreement as the "GMO Portfolio"), and Adviser is willing to render such services;

     NOW, THEREFORE, this Agreement

                               W I T N E S S E T H

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. APPOINTMENT OF ADVISER. The Fund hereby employs Adviser as investment adviser, on the terms and conditions set forth herein, for the assets of the GMO Portfolio. The Board of Trustees may, from time to time, make additions to and withdrawals from the assets of the Fund assigned to Adviser. Adviser accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

     2. DUTIES OF ADVISER. The Fund employs Adviser to manage the investment and reinvestment of the assets of the GMO Portfolio, to continuously review, supervise and administer an investment program for such assets of the Fund, to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested, to provide the Fund with all records concerning the activities of Adviser that the Fund is required to maintain, and to render regular reports to the Fund's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. Adviser will discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus, any additional operating policies or procedures that the Fund communicates to the Adviser in writing, and applicable laws and regulations. Adviser agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     3. SECURITIES TRANSACTIONS. Adviser is authorized to select the brokers or dealers that will execute purchases and sales of securities for the GMO Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, except as otherwise permitted by the Board of Trustees of the Fund pursuant to written policies and

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procedures  provided to the Adviser.  Adviser will promptly  communicate  to the
Fund's officers and Board of Trustees such information relating to portfolio transactions as they may reasonably request.

     4. COMPENSATION OF ADVISER. For the services to be rendered by Adviser as provided in this Agreement, the Fund will pay to Adviser at the end of each of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the average month-end net assets of the GMO Portfolio for the quarter:

                0.275% on the first $500 million of net assets;
                0.225% on the next $500 million of net assets;
                0.200% on net assets in excess of $1 billion.

     Subject to the transition rule described in Section 4.1 of this Agreement, the Basic Fee, as provided above, will be increased or decreased by the amount of a Performance Fee Adjustment ("Adjustment"). The Adjustment will be calculated as a percentage of the average net assets of the GMO Portfolio for the 36-month period ending with the then-ended quarter, and the Adjustment will change proportionately with the investment performance of the GMO Portfolio relative to the investment performance of the Russell 2000 Growth Index (the "Index") for the same period. The Adjustment applies as follows:

CUMULATIVE 36-MONTH PERFORMANCE OF GMO |   ADJUSTMENT AS A PERCENTAGE OF AVERAGE
         PORTFOLIO VS. INDEX           |                  ASSETS*
         -------------------           |                  -------

Trails by any amount                       -0.15%
Equals or exceeds by up to 3%              Linear decrease from 0% to -0.15%
Exceeds by 3% to 6%                        Linear increase from 0% to +0.15%
Exceeds by more than 6%                    +0.15%
-----------------------------
*For purposes of this calculation, the average net assets will be calculated as average month-end net assets over the 36-month period.

     4.1. TRANSITION RULE FOR CALCULATING ADVISER'S COMPENSATION. The Adjustment will not be fully operable until the close of the quarter ending April 30, 2003. Until that time, the following transition rules will apply:

          (A) APRIL 3, 2000 THROUGH JANUARY 31, 2001. The Adviser's compensation will be the Basic Fee. No Adjustment will apply during this period.

          (B) FEBRUARY 1, 2001 THROUGH APRIL 30, 2003. Beginning February 1, 2001, the Adjustment will take effect on a progressive basis with regards to the number of months elapsed between May 1, 2000, and the end of the quarter for which the Adviser's fee is being computed. During this period, the Adjustment outlined in Section 4.0 will be multiplied by a fraction. The fraction will equal the number of months elapsed since May 1, 2000, divided by thirty-six.

          (C) ON AND AFTER MAY 1, 2003. Commencing May 1, 2003, the Adjustment will be fully operable.

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     4.2. OTHER SPECIAL RULES RELATING TO ADVISER'S COMPENSATION.  The following special rules will also apply to the Adviser's compensation:

          (A) GMO PORTFOLIO PERFORMANCE. The investment performance of the GMO Portfolio for any period, expressed as a percentage of the "GMO Portfolio unit value" at the beginning of such period, shall be the sum of: (i) the change in the GMO Portfolio unit value during such period; (ii) the unit value of the Fund's cash distributions from the GMO Portfolio's net investment income and realized net capital gains (whether long-term or short-term) having an ex-dividend date occurring within such period; and
     (iii) the unit value of capital gains taxes paid or accrued during such period by the Fund for undistributed realized long-term capital gains realized from the GMO Portfolio.

          (B) "GMO PORTFOLIO UNIT VALUE."The "GMO Portfolio unit value" will be determined by dividing the total net assets of the GMO Portfolio by a given number of units. Initially, the number of units in the GMO Portfolio will equal a nominal value as determined by dividing initial assets by a unit value of $100.00 on April 3, 2000. Subsequently, as assets are added to or withdrawn from the GMO Portfolio, the number of units of the GMO Portfolio will be adjusted based on the unit value of the GMO Portfolio on the day such changes are executed. Any cash buffer maintained by the Fund outside of the GMO Portfolio shall neither be included in the total net assets of the GMO Portfolio nor included in the computation of the GMO Portfolio Unit Value.

          (C) INDEX PERFORMANCE. The investment record of the Index for any period, expressed as a percentage of the Index at the beginning of such period, shall be the sum of: (i) the change in the level of the Index during such period, and (ii) the value, computed consistently with the Index of cash distributions having an ex-dividend date occurring within such period made by companies whose securities comprise the Index. For this purpose, cash distributions on the securities which comprise the Index shall be treated as reinvested in the Index at least as frequently as the end of each calendar quarter following the payment of the dividend.

          (D) PERFORMANCE COMPUTATIONS. The foregoing notwithstanding, any computation of the investment performance of the GMO Portfolio and the investment record of the Index shall be in accordance with any then applicable rules of the U.S. Securities and Exchange Commission.

          (E) EFFECT OF TERMINATION. In the event of termination of this Agreement, the fees provided in Sections 4 and 4.1 shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

     5. REPORTS. The Fund and Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their balance sheet statements, and such other information with regard to their affairs as each may reasonably request.

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     6.  COMPLIANCE.  Adviser agrees to comply with all policies,  procedures or reporting requirements that the Board of Trustees of the Fund reasonably adopts and communicates to Adviser in writing, including any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements.

     7. STATUS OF ADVISER. The services of Adviser to the Fund are not to be deemed exclusive, and Adviser will be free to render similar services to others so long as its services to the Fund are not impaired thereby. Adviser will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     8. LIABILITY OF ADVISER. No provision of this Agreement will be deemed to protect Adviser against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     9. DURATION AND TERMINATION. This Agreement will become effective on April 3, 2000, and will continue in effect until April 2, 2002, and thereafter, only so long as such continuance is approved at least annually by votes of the Fund's Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

     Provided, however, that (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to Adviser, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by Adviser on ninety days' written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

     As used in this Section 9, the terms "assignment," "interested persons," a "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the Investment Fund Act of 1940.

     10. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

     11. PROXY POLICY. With regard to the solicitation of shareholder votes, the Fund will vote the shares of all securities held by the Fund.

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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be executed this 31st day of March, 2000.

ATTEST:                             VANGUARD EXPLORER FUND

By  /S/ RAYMOND J. KLAPINSKY        By  /S/ JOHN J. BRENNAN
   --------------------------          ----------------------------
   Secretary                           Chairman, CEO, and President

ATTEST:                             GRANTHAM, MAYO, VAN OTTERLOO & CO.

By  /S/ FORREST BERKLEY             By  /S/ CHRISTOPHER M. DARNELL
   --------------------------          ----------------------------
   Portfolio Manager                   Portfolio Manager